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SECOND AMENDMENT TO STOCK RESTRICTION AGREEMENT

    This Second Amendment to Stock Restriction Agreement (the "Second Amendment") is made and entered into effective as of the 9th day of February, 2001, by and between NetZero, Inc., a Delaware corporation (the "Company"), with principal corporate offices at 2555 Townsgate Road, Westlake Village, CA 91361, and Ronald T. Burr ("Founder"). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Stock Restriction Agreement by and between the Company and Founder dated as of September 11, 1998 and the Amendment to Stock Restriction Agreement by and between the Company and Founder dated as of April 8, 1999 (the "Amendment" and, as amended, the "Agreement").

    WHEREAS, the Company and Founder desire to modify certain terms of the Agreement.

    NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

  1.
  Paragraph 1 of the Amendment to the Agreement shall be replaced in its entirety with the following:

    "Section 2(c) of the Agreement is hereby amended by adding the following language to the end of such paragraph:

      "Nothwithstanding the foregoing, the Repurchase Right shall automatically lapse with respect to all shares of Unvested Stock in the event Founder is Involuntarily Terminated."

  2.
  In the event Founder is Involuntarily Terminated, each option to purchase the Company's Common Stock and each restricted stock grant then held by Founder shall automatically vest in full (subject to any vesting deferrals provided in any restricted stock grant), and any such option shall remain in effect for a one (1) year period following the date of termination. Founder shall be deemed "Involuntarily Terminated" for the purpose of this Agreement if (i) the Company or any successor to the Company terminates Founder's employment without cause in connection with or following a Corporate Transaction or Change in Control (as defined in the Company's 1999 Stock Incentive Plan); or (ii) in connection with or following a Corporate Transaction or Change of Control there is (a) a decrease in Founder's title or responsibilities (it being deemed to be a decrease in title and/or responsibilities if Founder is not offered the same position with the Company or its successor as well as the acquiring and ultimate parent entity, if any, following the Corporate Transaction or Change of Control that Founder held prior to the Corporate Transaction or Change in Control), (b) a decrease in pay and/or benefits from those provided by the Company immediately prior to the Corporate Transaction or Change in Control, or (c) a requirement that Founder re-locate out of the greater Los Angeles metropolitan area.

  3.
  If Founder is Involuntarily Terminated, the Company (or its successor, as the case may be) shall pay to Founder, on the date of termination, a severance payment in an amount equal to four times Founder's base salary and annual bonus, payable in one lump sum, subject to withholding as may be required by law.

  4.
  For the eighteen (18) month period following the termination of Founder's employment with the Company (the "Noncompetition Period"), Founder shall not directly engage in, or manage or direct persons engaged in, a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below); provided, that the Noncompetition Period shall terminate if the Company terminates operations or if the Company no longer engages in any Competitive Business Activity. The term "Competitive Business Activity" shall mean the business of providing consumers with dial-up Internet access services (free or pay). The term "Restricted Territory" shall mean each and every county, city or other political subdivision of the United States in which the Company is engaged in business or providing its services.  The Company agrees that providing services to a company or entity that is involved in a

    Competitive Business Activity but which services are unrelated to the Competitive Business Activity shall not be deemed a violation of this Second Amendment.

  5.
  Company and Founder agree that, for the purposes of damages to the Company with respect to any breach of Section 4 above, the value of Founder's obligations to the Company under Section 4 equal 37.5% of the severance payment in paragraph 3 above. In the event that any amounts, benefits, and rights payable to Founder upon a termination of employment under Section 4 (CIC Benefits) would be deemed under Section 280G of the Internal Revenue Code (Code) to constitute parachute payments, then the Founder's CIC Benefits shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such CIC Benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Founder on an after-tax basis, of the greatest amount of benefits under Section 4 notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. The determination as to whether and to what extent payments under Section 4 are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by PricewaterhouseCoopers LLP or by such other nationally recognized certified public accounting firm, law firm, or benefits consulting firm as the Compensation Committee of the Company's Board of Directors may designate, subject to the reasonable approval of Founder. PricewaterhouseCoopers LLP (or such other firm as may have been designated in accordance with the preceding sentence) shall have the right to engage any service provider of their choosing to provide any assistance or services necessary in making such determination.

  6.
  If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties intent. To the extent any provision cannot be construed to be enforceable, such provision shall be deemed to be eliminated from this Agreement and of no force or effect and the remainder of this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

  7.
  This Second Amendment shall be deemed incorporated into the Agreement and, except as specifically modified by this Second Amendment, the Agreement shall remain unchanged and in full force and effect. The Agreement shall remain in effect for a four (4) year period from the date hereof and shall be binding upon successors and assigns.

    In witness whereof, the parties have executed this Second Amendment to be effective as of the first date written above.

NETZERO, INC.

By:	/s/ MARK R. GOLDSTON Mark R. Goldston Chief Executive Officer

FOUNDER
/s/ RONALD T. BURR Ronald T. Burr

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SECOND AMENDMENT TO STOCK RESTRICTION AGREEMENT